Exhibit 10(iii)(A)(15)
Amendment to Executive Special Benefit Agreement
               WHEREAS, Philippe Krakowsky (“Executive”) and The Interpublic Group of Companies, Inc. (“Interpublic”) are parties to an Executive Special Benefit Agreement dated February 1, 2002 (the “ESBA”); and
               WHEREAS, the ESBA provides for payments that are or might be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
               WHEREAS, Executive and Interpublic wish to avoid causing the ESBA or any payment made thereunder to violate any applicable requirement of 409A of the Code; and
               WHEREAS, Executive and Interpublic wish to amend the ESBA to provide certain protections following a change of control;
               NOW, THEREFORE, the ESBA is hereby amended and clarified, effective January 1, 2007, as follows:
1.	Incorporation by Reference. All provisions of the ESBA are hereby incorporated herein by reference and shall remain in full force and effect except to the extent that (a) such provisions are expressly modified by the provisions of this Amendment or (b) paragraph 9, below, requires such provisions to be modified. When the initial letter or letters of any word or phrase in this Amendment are capitalized, and such word or phrase is not defined in this Amendment, such word or phrase shall have the meaning set forth in the ESBA, unless the context clearly indicates that a different meaning is intended.

2.	Meaning of “Corporation”. References in the ESBA to the term “Corporation” shall include Interpublic and the corporations and the other entities that are required to be combined with Interpublic as a single employer under Section 414(b) or (c) of the Code (each such entity being a “subsidiary”).

3.	Last Day of Employment.
a.	Except as provided in subparagraph b, below, references in the ESBA to Executive’s last day of employment, the date on which Executive shall cease to be in the employ of the Corporation, and similar terms relating to the date on which Executive’s employment with the Corporation terminates shall mean the date of Executive’s Termination of Employment (as defined in Article III of the ESBA, as amended).

b.	Notwithstanding the general rule prescribed by subparagraph a, above, if Executive’s employment with the Corporation terminates under circumstances that entitle him to receive Severance Pay (as defined in Article III of the ESBA, as amended), the amount of his benefit under the ESBA (but not the time or form of payment of such benefit) shall be determined as if Executive had continued in the employ of the Corporation continuously through his Severance Completion Date (as defined in Article III of the ESBA, as amended).
4.	Delay of Payment to Specified Employee. Sections 1.04, 1.05, and 2.02 of the ESBA are hereby amended to provide that, notwithstanding any provision of the ESBA to the contrary, if Interpublic determines that Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code, determined in accordance with Treas. Reg. § 1.409A-1(i)), the commencement of payments required by Section 1.04, 1.05, or 2.02 of the ESBA shall be delayed until the earlier of (x) the 15th day of the seventh calendar month that starts after Executive’s last day of employment with the Corporation or (y) a date determined by Interpublic that is within ninety (90) days after Executive’s death. If the first payment to Executive pursuant to Section 1.04, 1.05, or 2.02 of the ESBA is delayed by the application of this paragraph 4, the first monthly payment to Executive pursuant to Section 1.04, 1.05, or 2.02 of the ESBA shall be increased by an amount equal to the sum of payments that would have been made to Executive pursuant to such Section 1.04, 1.05, or 2.02 of the ESBA if such payments had started on the 15th day of the first calendar month following Executive’s last day of employment with the Corporation; provided that such additional amount shall not include interest.

5.	Clarification of Rules Relating to Payments After Death.
a.	Section 1.06 of the ESBA is hereby clarified by adding the following sentence at the end thereof:

“Interpublic shall make (or cause to be made) the installment payments required by this Section 1.06 according to the schedule that would have applied hereunder if Executive had survived, but disregarding for this purpose any requirement to delay payment because of Executive’s status as a ‘specified employee’ under Section 409A(a)(2)(B) of the Code.”

b.	Section 2.03 of the ESBA is hereby amended to read in its entirety as follows:

“2.03 If Executive dies after separating from service with the Corporation but before receiving all of the payments required by Section 2.02 hereof, any installments payable in accordance with Section 2.02 that are not paid to Executive before his death shall be paid to the executor of the will or the administrator of the estate of Executive, according to the schedule that would have applied hereunder if Executive had survived, but disregarding any requirement to delay payment because of Executive’s status as a ‘specified employee’ under Section 409A(a)(2)(B) of Code.”
6.	Change of Control. Effective January 1, 2007, the ESBA is amended by inserting immediately after Article II a new Article III as set forth in Exhibit A hereto, and renumbering the remaining provisions of the ESBA and all cross-references accordingly.

7.	Acceleration of Payment. The Company shall have discretion to accelerate payment of Executive’s benefit under the ESBA to the extent that the Company determines, with the advice of outside counsel, is permitted without causing a violation of the requirements of Section 409A of the Code.

8.	Authority to Determine Payment Date. To the extent that any payment under the ESBA may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by Interpublic in its sole discretion, and not by Executive, his beneficiary, or other individual.

9.	American Jobs Creation Act of 2004.
a.	The ESBA, as amended hereby, shall be construed, administered, and interpreted in accordance with (a) before January 1, 2008, a reasonable, good-faith interpretation of Section 409A of the Code and Section 885 of the American Jobs Creation Act of 2004 and all guidance of general applicability issued thereunder (collectively the “AJCA”) and (b) after December 31, 2007, the AJCA.

b.	Notwithstanding any provision of the ESBA in effect before the amendments set forth herein, the ESBA has been administered since January 1, 2005 in compliance with a reasonable, good-faith interpretation of the AJCA. Effective January 1, 2005 through December 31, 2006, the Company shall have discretion to override the terms of the ESBA to the extent that the Company determines is necessary or appropriate to comply with the AJCA.

c.	If Interpublic or Executive determines that any provision of the ESBA, as amended hereby, is or might be inconsistent with the requirements of the AJCA, the parties shall attempt in good faith to agree on such amendments to the ESBA as may be necessary or appropriate to avoid causing Executive to incur adverse tax consequences under Section 409A of the Code. No provision of the ESBA shall be interpreted or construed to transfer any liability for a failure to comply with Section 409A of the Code from Executive or any other individual to the Corporation or any of its affiliates.
10.	Section 6.01 of the ESBA (which shall be renumbered as Section 7.01) is clarified by adding at the end thereof the phrase “without regard to any rule or principle concerning conflicts or choice of law that might otherwise refer construction or enforcement to the substantive law of another jurisdiction.”

11.	Complete Statement. The ESBA, as amended hereby, is a complete statement of Executive’s benefits and rights under the ESBA. The ESBA may be further amended only pursuant to a written instrument executed by both Interpublic and Executive.
               IN WITNESS WHEREOF, Interpublic, by its duly authorized officer, and Executive have caused this Amendment to the ESBA to be executed.

The Interpublic Group of Companies, Inc.			Executive

BY:	/s/ Timothy A. Sompolski		/s/ Philippe Krakowsky

	Timothy A. Sompolski Executive Vice President, Chief Human Resources Officer		Philippe Krakowsky

DATE:	September 12, 2007	DATE:	September 4, 2007

Exhibit A
Change of Control Provisions for ESBA
ARTICLE III
Change of Control
          3.01 Defined Terms. When the initial letter or letters of the following words and phrases are capitalized in this Article III, such words and phrases shall have the following meanings unless the context clearly indicates that a different meaning is intended:
               (a) “Board of Directors” means the Board of Directors of Interpublic.
               (b) “Cause” means:
               (i) A material breach by Executive of a provision in an employment agreement with Interpublic or a subsidiary that, if capable of being cured, has not been cured within fifteen (15) days after Executive receives written notice from his employer of such breach;
               (ii) Misappropriation by Executive of funds or property of Interpublic or a subsidiary;
               (iii) Any attempt by Executive to secure any personal profit related to the business of Interpublic or a subsidiary that is not approved in writing by the Board of Directors or by the person to whom Executive reports directly;
               (iv) Fraud, material dishonesty, gross negligence, gross malfeasance, or insubordination by Executive, or willful (A) failure by Executive to follow the code of conduct of Interpublic or a subsidiary or (B) misconduct by Executive in the performance of his duties as an employee of Interpublic or a subsidiary, excluding in each case any act (or series of acts) taken in good faith by Executive that does not (and in the aggregate do not) cause material harm to Interpublic or a subsidiary;
               (v) Refusal or failure by Executive to attempt in good faith to perform Executive’s duties as an employee or to follow a reasonable good-faith direction of the Board of Directors or the person to whom Executive reports directly that has not been cured within fifteen (15) days after Executive receives written notice from his employer of such refusal or failure;

               (vi) Commission by Executive, or a formal charge or indictment alleging commission by Executive, of a felony or a crime involving dishonesty, fraud, or moral turpitude; or
               (vii) Conduct by Executive that is clearly prohibited by the policy of Interpublic or a subsidiary prohibiting discrimination or harassment based on age, gender, race, religion, disability, national origin or any other protected category.
               (c) “Change of Control” means —
               (i) subject to paragraphs (ii) and (iii), below, the first to occur of the following events:
               (A) any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of stock that, together with other stock held by such person, possesses more than fifty percent (50%) of the combined voting power of Interpublic’s then-outstanding stock;
               (B) any person (within the meaning of Sections 13(d) and 14(d) of the 1934 Act) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) ownership of stock of Interpublic possessing thirty percent (30%) or more of the combined voting power of Interpublic’s then-outstanding stock;
               (C) any person (within the meaning of Sections 13(d) and 14(d) of the 1934 Act) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) assets from Interpublic that have a total gross fair market value equal to forty percent (40%) or more of the total gross fair market value of all of the assets of Interpublic immediately prior to such acquisition or acquisitions (where gross fair market value is determined without regard to any associated liabilities); or

               (D) during any twelve-month period, a majority of the members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of their appointment or election.
               (ii) A Change of Control shall not be deemed to occur by reason of —
               (A) the acquisition of additional control of Interpublic by any person or persons acting as a group that is considered to “effectively control” Interpublic (within the meaning of guidance issued under Section 409A of the Code) or
               (B) a transfer of assets to any entity controlled by the shareholders of Interpublic immediately after such transfer, including a transfer to (I) a shareholder of Interpublic (immediately before such transfer) in exchange for or with respect to its stock; (II) an entity, fifty percent (50%) or more of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by Interpublic; (III) a person or persons acting as a group that owns (immediately after such transfer) directly or indirectly fifty percent (50%) or more of the total value or voting power of all outstanding stock of Interpublic; or (IV) an entity, at least fifty percent (50%) of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by a person described in clause (III), above.
               (iii) Notwithstanding any provision in this subsection (c) to the contrary, a Change of Control shall not be deemed to have occurred unless the relevant facts and circumstances give rise to a change in the ownership or effective control of Interpublic, or in the ownership of a substantial portion of the assets of Interpublic, within the meaning of guidance issued pursuant to Section 409A(a)(2)(A)(v) of the Code.
               (d) “Code” means the Internal Revenue Code of 1986, as amended.
               (e) “Deferred Compensation Trust” means a trust established pursuant to a trust agreement or other written instrument that (a) states that the assets of such trust are subject to claims of creditors of Interpublic or a subsidiary (as the case may be) in the event of its bankruptcy or insolvency, (b) states that such trust shall be irrevocable until all claims for benefits under the plans, programs, agreements, and other arrangements covered by such trust have been satisfied, and (c) complies with the applicable provisions of Section 409A of the Code.
               (f) “ESBA Interest Rate” means the average of the 10-year and 20-year U.S. Treasury yield curve annual rates (also known as “constant maturity rates”) as of the last business day of the immediately preceding calendar year, as published by the U.S. Department of Treasury’s Office of Debt Management.
               (g) “Good Reason.”
               (i) Executive shall be deemed to resign for Good Reason if and only if (A) his Termination of Employment occurs within the two (2) year period immediately following the date on which a Covered Action (as defined by paragraph (ii), below) occurs and (B) the conditions specified by paragraphs (ii) and (iii) of this Section 3.01(g)) are satisfied.
               (ii) Executive shall have Good Reason to resign from employment with the Company only if at least one of the following circumstances (each a “Covered Action”) occurs:
               (A) Interpublic or a subsidiary materially reduces Executive’s annualized rate of base salary;
               (B) an action by Interpublic or a subsidiary results in a material diminution of Executive’s authority, duties, or responsibilities;
               (C) an action by Interpublic or a subsidiary results in a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors;

               (D) Interpublic or a subsidiary materially diminishes the budget over which the Executive retains authority;
               (E) Executive’s principal place of work is moved to a location more than fifty (50) miles outside the city in which he is principally based, unless (I) the relocation decision is made by Executive or (II) Executive is notified in writing that Interpublic or Executive’s employer is seriously considering such a relocation and Executive does not object in writing within ten days after he receives such written notice; or
               (F) Interpublic or a subsidiary materially breaches an employment agreement between Executive and his employer.
               (iii) Executive shall not have Good Reason to resign as a result of a Covered Action unless—
               (A) within the ninety (90) day period immediately following the date on which such Covered Action occurs, Executive notifies Interpublic in writing that such Covered Action has occurred; and
               (B) such Covered Action is not remedied within the thirty day (30) period immediately following the date on which Interpublic receives a notice provided in accordance with subparagraph (A), above.
               (h) “Outside Auditor” means either (i) the outside auditor retained by Interpublic in the last fiscal year ending before such Change of Control or (ii) a national auditing firm acceptable to Executive.
               (i) “Qualifying Termination” means a termination of Executive’s employment with the Corporation that —
               (i) occurs during the period that begins upon a Change of Control and ends at 11:59:59 p.m. Eastern Time on the second anniversary of such Change of Control, and

               (ii) is initiated either (A) by Interpublic or a subsidiary for a reason other than Cause or (B) by Executive for Good Reason.
               (j) “Severance Completion Date” means:
               (i) If Executive’s Termination of Employment occurs before a Change of Control or after the second anniversary of such Change of Control:
               (A) If Executive is eligible to receive Severance Pay in installments, the Severance Completion Date shall be the last day of the calendar month that includes the end of the payroll period for which the last installment of Executive’s Severance Pay (if any) is to be paid.
               (B) If Executive is not eligible to receive Severance Pay or Executive’s Severance Pay is payable in a lump sum, the Severance Completion Date shall be the date of Executive’s Termination of Employment.
               (ii) If Executive’s Termination of Employment occurs during the period that begins upon a Change of Control and ends at 11:59:59 p.m. Eastern Time on the second anniversary of such Change of Control:
               (A) If Executive is eligible to receive Severance Pay in installments, the Severance Completion Date shall be the last day of the calendar month that includes the end of the payroll period for which the last installment of Executive’s Severance Pay is to be paid.
               (B) If Executive is eligible to receive Severance Pay in a lump sum, the Severance Completion Date shall be the last day of the calendar month that includes the last day of the period after Executive’s Termination of Employment on which the amount of Executive’s Severance Pay is based. For example, if Executive’s Termination of Employment occurs in October 2007 and Executive receives a lump-sum severance payment equal to two times his annual salary, his Severance Completion Date shall be October 31, 2009 (the last day of the calendar month that includes the second anniversary of Executive’s Termination of Employment).

               (C) If Executive is not eligible to receive Severance Pay, the Severance Completion Date shall be the date of Executive’s Termination of Employment.
               (k) “Severance Pay” means a payment or payments made pursuant to a severance plan or policy or an agreement or arrangement involving Interpublic or a subsidiary upon or after Executive’s Termination of Employment as compensation for (i) termination of Executive’s employment with the Corporation by Interpublic or a subsidiary without Cause or (ii) Executive’s resignation from the Corporation for Good Reason.
               (l) “Termination of Employment” means the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with the Corporation, as determined by Interpublic. For purposes of this Agreement:
               (i) If Executive is on a leave of absence and does not have a statutory or contractual right to reemployment, he shall be deemed to have had a Termination of Employment on the first date that is more than six months after the commencement of such leave of absence. However, if the leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of six (6) months or more, and such impairment causes executive to be unable to perform the duties of his position of employment or any substantially similar position of employment, the preceding sentence shall be deemed to refer to a twenty-nine (29) month period rather than to a six (6) month period; and
               (ii) A sale of assets by Interpublic or a Subsidiary to an unrelated buyer that results in Executive working for the buyer or one of its affiliates shall not, by itself, constitute a Termination of Employment unless Interpublic, with the buyer’s written consent, so provides in writing 60 or fewer days before the closing of such sale.

          3.02 Payments Following a Qualifying Termination. Subject to the requirements of Section 3.05 hereof, if Executive’s employment terminates as a result of a Qualifying Termination:
               (a) Interpublic shall pay or cause to be paid to Executive, in lieu of any and all other payments and benefits under this Agreement, a lump-sum cash amount equal to the present value of the series of payments described in paragraph (i) or (ii), below, as applicable, at the time prescribed by subsection (b), below.
               (i) If, as of December 31st of the calendar year in which the Change of Control occurs, Executive’s age is 58, the series of payments shall consist of monthly installments, each equal to one-twelfth of the annual amount set forth in Section 1.04 hereof, starting as of the 15th day of the first calendar month following the later of (A) Executive’s Termination of Employment or (B) Executive’s 60th birthday, and continuing in equal monthly installments for fifteen (15) years thereafter.
               (ii) If, as of December 31st of the calendar year in which the Change of Control occurs, Executive’s age will be less than 58, the series of payments shall be the series of installments required by Section 1.05 or 2.01, whichever applies, starting on the 15th day of the first calendar month following Executive’s Termination of Employment.
Such present value shall be determined as of the date as of which payment is made, based on the ESBA Interest Rate.
               (b) Except as provided in paragraphs (i) and (ii), below, Interpublic shall pay or cause to be paid the lump-sum amount required by subsection (a), above, within thirty (30) days after Executive’s Termination of Employment.
               (i) If Interpublic determines that Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, determined in accordance with Treas. Reg. § 1.409A-1(i)), payment of the lump-sum amount required by subsection (a), above, shall not be made before the first day of the seventh month after such Termination of Employment. If this subsection (b) prescribes an earlier payment date, the lump-sum payment shall be made on Interpublic’s first pay date for the seventh month after the date of Executive’s Termination of Employment.
               (ii) 2007 Transition Rule. If, under the terms of the ESBA in effect as of December 31, 2006, payment of Executive’s ESBA benefit was scheduled to begin before January 1, 2008, payment of the Executive’s ESBA benefit shall begin at the time prescribed by the terms of the ESBA in effect as of December 31, 2006. If (A) the preceding sentence does not apply and (B) this Agreement (as amended after December 31, 2006) prescribes that payment of the ESBA benefit should begin before January 1, 2008, payment of such benefit shall begin on Interpublic’s first semi-monthly pay date for January 2008.
               (c) If Executive dies after his employment with the Corporation terminates, but before the lump-sum payment required by subsection (a), above, is made, Interpublic shall pay or cause to be paid such lump-sum amount to such beneficiary or beneficiaries as Executive shall have designated pursuant to Section 1.07 hereof or, in the absence of such designation, to the executor of Executive’s will or the Administrator of Executive’s estate. The lump-sum payment required by this subsection (c) shall be paid as soon as practicable, and no more than ninety (90) days, after Executive’s death.
          3.03 Contributions to Deferred Compensation Trust.
               (a) Before a Change of Control occurs, Interpublic shall contribute, or cause to be contributed, to a Deferred Compensation Trust cash in an amount that an Outside Auditor engaged by Interpublic at Interpublic’s expense concludes, in its best judgment (considering the information available to such Outside Auditor at the time of the calculation and time constraints on completing the calculation), is equal to the present value of the benefit that that Executive would be entitled to receive under the terms of this Agreement if his employment with the Corporation were terminated by reason of a Qualifying Termination immediately after the Change of Control.

               (b) The Outside Auditor’s calculation of the amount to be contributed to the Deferred Compensation Trust shall be based on the following assumptions:
               (i) The assumed annual rate of return and discount rate shall be ESBA Interest Rate, and
               (ii) Payment of the benefit described in subsection (a), above, will be due within thirty (30) days after the Change of Control.
               (c) Provided that the Outside Auditor’s calculation of the amount to be contributed to the Deferred Compensation Trust is reasonable based on the information available to the Outside Auditor at the time of such calculation (and considering any time constraints on completing such calculation), the Outside Auditor’s calculation shall be conclusive and binding.
          3.04 No Reduction in Benefits. If (a) as of December 31st of the year in which a Change of Control occurs, Executive’s age is 58, and (b) after such Change of Control, (i) Interpublic terminates Executive’s employment without Cause or (ii) Executive resigns for Good Reason, the amount of the monthly benefit payable to Executive under this Agreement shall be the annual amount set forth in Section 1.04. Subject to any delay required as a result of Executive being a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code, determined in accordance with Treas. Reg. § 1.409A-1(i)), such amount shall be paid in equal monthly installments for fifteen (15) years, starting on the 15th day of the first month that starts after the date of Executive’s Termination of Employment.
          3.05 Forfeiture of Certain Parachute Payments.
               (a) Notwithstanding any provision in this Agreement to the contrary, if subsection (b), below, applies, Executive shall forfeit amounts payable to Executive under this Agreement to the extent an Outside Auditor determines is necessary to ensure that Executive is not reasonably likely to receive a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

               (b) This subsection (b) shall apply if —
               (i) any payment to be made under this Agreement is reasonably likely to result in Executive receiving a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and
               (ii) Executive’s forfeiture of payments due under this Agreement would result in the aggregate after-tax amount that Executive would receive being greater than the aggregate after-tax amount that Executive would receive if there were no such forfeiture.
               (c) Interpublic shall engage, at Interpublic’s expense, an Outside Auditor to determine (i) whether any amount shall be forfeited pursuant to subsection (a), above, and (ii) the amount of any such forfeiture. The Outside Auditor’s determination shall be conclusive and binding.